Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211378

Prospectus dated September 20, 2016

PROSPECTUS

Up to 1,836,710 Class A Ordinary Shares offered by Selling Shareholders

Constellium N.V.

(Incorporated in the Netherlands)

This prospectus relates to the offering of up to 1,836,710 shares of our Class A ordinary shares, nominal value €0.02 per share, by the selling shareholders identified in this prospectus. Throughout this prospectus, we refer to our Class A ordinary shares, nominal value €0.02 per share, as “ordinary shares.” We will not receive any of the proceeds from the sale of our ordinary shares being sold by the selling shareholders.

From the date of this prospectus, the selling shareholders may offer the ordinary shares from time to time in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling shareholders may sell or otherwise transfer the ordinary shares directly or alternatively through underwriters, broker-dealers or agents it selects. If such selling shareholder uses underwriters, broker-dealers or agents to sell or transfer the ordinary shares, we will name them and describe their compensation in a prospectus supplement. For more information regarding the sales or transfers of ordinary shares by the selling shareholders pursuant to this prospectus, please read “Plan of Distribution.”

Our ordinary shares are listed on the New York Stock Exchange and Euronext in Paris under the symbol “CSTM.” The last reported closing price of our ordinary shares on the New York Stock Exchange on September 19, 2016 was $7.10 per share.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our ordinary shares involves risks. Please carefully consider the “Risk Factors” in “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and the “Risk Factors” section in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

The date of this prospectus is September 20, 2016.

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This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, offer and sell or otherwise transfer the ordinary shares described in this prospectus and in an accompanying prospectus supplement in one or more offerings, if required.

This prospectus provides you with a general description of the ordinary shares the selling shareholders may offer. Each time the selling shareholders sell our ordinary shares using this prospectus, if and to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific material terms related to the offering. Such prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together.

Neither we nor any selling shareholder have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor any selling shareholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any selling shareholder have authorized any other person to provide you with different or additional information, and none of us are making an offer to sell or transfer the ordinary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor any selling shareholder have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

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CORPORATE INFORMATION

Constellium Holdco B.V. (formerly known as Omega Holdco B.V.) was incorporated as a Dutch private limited liability company on May 14, 2010. Constellium Holdco B.V. was formed to serve as the holding company for various entities comprising the Alcan Engineered Aluminum Products business unit (the “AEP Business”), which Constellium acquired from affiliates of Rio Tinto on January 4, 2011 (the “Acquisition”). On May 21, 2013, Constellium Holdco B.V. was converted into a Dutch public limited liability company and renamed Constellium N.V. Any references to Dutch law and the Amended and Restated Articles of Association are references to Dutch law and the articles of association of the Company as applicable following the conversion. On May 29, 2013, we completed our initial public offering. The articles of association of the Company were lastly amended and restated on August 18, 2015.

References to the Wise Acquisition refer to our January 5, 2015 acquisition of Wise Metals Intermediate Holdings LLC and its subsidiaries, which companies we refer to collectively as “Wise.”

The business address (head office) of Constellium N.V. is Tupolevlaan 41-61, 1119 NW Schiphol-Rijk, the Netherlands, and our telephone number is +31 20 654 97 80. The address for our agent for service of process in the United States is Corporation Service Company, 80 State Street, Albany, NY 12207-2543, and its telephone number is (518) 433-4740.

MARKET AND INDUSTRY DATA

The information incorporated by reference into this prospectus herein includes estimates of market share and industry data and forecasts that we have obtained from industry publications, surveys and forecasts, as well as from internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. However, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, the information incorporated by reference into this prospectus includes market share and industry data that we have prepared primarily based on our knowledge of the industry in which we operate. Statements as to our market position relative to our competitors are based on volume (by tons) for the year ended December 31, 2014 or December 31, 2015, and unless otherwise noted, internal analysis and estimates may not have been verified by independent sources. Our estimates, forecasts, and projections, in particular as they relate to market share and our general expectations, are subject to various assumptions, which may prove to be inaccurate, involve risks and uncertainties, and are subject to change based on various factors, including those discussed in “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus.

All information regarding our market and industry is based on the latest data currently available to us, which in some cases may be several years old. In addition, some of the data and forecasts that we have obtained from industry publications and surveys and/or internal company sources are provided in foreign currencies.

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by references into this prospectus, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify certain forward-looking statements because they contain words such as, but not limited to, “believes,” “expects,” “may,” “should,” “approximately,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus and the documents incorporated in it by reference.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are disclosed under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, including, without limitation, with respect to our estimated and projected earnings, income, equity, assets, ratios and other estimated financial results. All forward-looking statements in this prospectus and the documents incorporated in it by reference, and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	our ability to implement our business strategy, including our productivity and cost reduction initiatives;

•	competition and consolidation in the industries in which we operate;

•	our susceptibility to cyclical fluctuations in the metals industry, our end-markets and our customers’ industries, and changes in general economic conditions;

•	the highly competitive nature of the metals industry and the risk that aluminium will become less competitive compared to alternative materials;

•	our susceptibility to competition in the beverage can sheet industry, in which our competitors have greater resources and product and geographic diversity;

•	adverse conditions and disruptions in regional and global economies, including Europe;

•	risk associated with our global operations, including natural disasters and currency fluctuations;

•	the risk associated with being dependent on a limited number of suppliers for a substantial portion of our primary and scrap aluminium;

•	adverse effects of the volatility in aluminium prices;

•	our ability to mitigate the cost of price increases of our raw materials;

•	adverse effects that may result if we are unable to execute on our hedging policy;

•	our inability to meet growing market demand or changing market conditions;

•	unplanned business interruptions and equipment failure;

•	potential for loss of order volumes from any of our largest customers;

•	price volatility of energy costs;

•	the adverse impact of any regulations regarding carbon dioxide emissions;

•	our ability to maintain and continuously improve our information technology and operational systems;

•	our ability to meet the requirements for substantial capital investments that our business requires;

•	any undertaking of additional restructuring efforts in the future which could in some instances result in significant severance-related costs and other restructuring charges;

•	increased cost of borrowing as a result of any deterioration in our financial position or downgrade of our ratings by a credit rating agency;

•	our indebtedness could materially adversely affect our ability to invest in or fund our operations, limit our ability to react to changes in the economy or our industry or force us to take alternative measures;

•	adverse effects on our business from the terms of our indebtedness contain covenants that restrict our current and future operations and any failure by us to comply with those covenants;

•	interest rate risk from any present or future variable rate indebtedness;

•	losses or increased funding and expenses related to our pensions, other post-employment benefits and other long-term employee benefits plans;

•	our ability to manage our labor costs and labor relations;

•	our ability to attract and retain qualified employees and management, including as a result of the acquisition of the Wise Acquisition;

•	our ability to transition to new leadership following recent changes in executive management;

•	labor disputes and work stoppages that could disrupt our business;

•	our ability to evolve our financial reporting and internal controls;

•	our ability to adequately protect proprietary rights to our technology, including any litigation regarding our intellectual property;

•	interruptions in or failures of our information systems, or failure to protect our information systems against cyber-attacks or information security breaches;

•	costs or liabilities associated with environmental, health and safety matters;

•	costs related to any other legal proceedings or investigations, or changes in applicable laws and regulations, including but not limited to product liability claims or risk of harm to employees or other visitors at our facilities;

•	the failure to maintain insurance at a level to fully cover all potential exposures;

•	changes in our effective income tax rate or accounting standards;

•	the historical financial information presented in our Annual Report on Form 20-F may not be representative of future results;

•	our status as a foreign private issuer under the U.S. securities laws and the exemptions from certain corporate governance requirements that result from that status, and the adverse effects of any loss of that status;

•	our failure to comply with all the provisions of the Dutch Corporate Governance Code;

•	volatility in market price of our ordinary shares;

•	the adverse impact of the sale of substantial amounts of our ordinary shares in the public market;

•	mandatory actions (such as a takeover bid or subjection to voting restrictions) that occur with any party’s acquisition of 30% or more of our voting rights;

•	provisions of our organizational documents and applicable law that discourage takeovers;

•	possibility that U.S. civil liabilities may not be enforceable against us;

•	adverse impact of different shareholder rights under Dutch law than under laws of U.S. jurisdictions;

•	adverse effects of foreign currency value of the ordinary shares and any dividends;

•	adverse effects of the failure of analysts to publish research, or the publication of unfavorable research, about our business;

•	adverse tax effects of classification as a passive foreign investment company for U.S. federal income tax purposes;

•	adverse effects of the Wise’s substantial leverage and the fact that Wise may be unable to obtain sufficient liquidity to operate its business and service its indebtedness;

•	adverse effects of any decision by Constellium to make voluntary capital contributions to Wise;

•	our ability to incur substantially more debt;

•	our requirement for a significant amount of cash to service our indebtedness;

•	any failure to achieve the expected benefits of the Wise Acquisition;

•	exposure to unknown or unanticipated issues, expenses, and liabilities as a result of the Wise Acquisition; and

•	the other factors presented under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus.

We caution you that the foregoing list may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus and the documents incorporated in it by reference may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Before making a decision to invest in our ordinary shares, you should carefully consider the risks described under “Risk Factors” in any prospectus supplement, if required, and in our most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any prospectus supplement, if required, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Any selling shareholder will receive all of the net proceeds from the sales of our ordinary shares offered by such selling shareholder pursuant to this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization and indebtedness as of June 30, 2016.

As of June 30, 2016
(Unaudited)
(€ in millions)
Cash and cash equivalents(1)	622

Borrowings
Non-current borrowings	2,414
Current borrowings	84

Total borrowings(2)	2,498

Share capital	2
Share premium	162
Retained deficit and other reserves	(785)

Deficit attributable to owners of Constellium	(621)

Total capitalization	1,877

(1)	Cash and cash equivalents are comprised of cash in bank accounts and on hand, short-term deposits held on call with banks and other short-term highly liquid investments with original maturities of three months or less that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value, less bank overdrafts that are repayable on demand, provided there is a right of offset.
(2)	The principal amount of the borrowings outstanding as of June 30, 2016 was €2,469 million. Of the total borrowings of €2,498 million at June 30, 2016, €1,083 million was secured and €1,415 million was not secured, €2,284 million was guaranteed and €214 million was unguaranteed.

SELLING SHAREHOLDERS

The selling shareholders may, in accordance with their individual allotments as specified in the table below, sell or transfer a total of up to 1,836,710 of our Class A ordinary shares, the “resale shares,” under this prospectus. We cannot advise you as to whether any of the selling shareholders will in fact sell or transfer any or all of such shares, and the selling shareholders are not obligated to do so pursuant to this registration statement and may retain their Class A ordinary shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the resale shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

The selling shareholders include current and former members of our executive management team. The selling shareholders acquired their resale shares in connection with the dissolution of a management equity plan (the “MEP”).

The MEP was established effective February 4, 2011 to facilitate investments by our officers and other members of management in Constellium. In connection with the MEP, a German limited partnership, Omega Management GmbH & Co. KG (“Management KG”), was formed to hold the shares of Constellium. The indirect owners of the shares of Constellium held by Management KG were officers and employees of Constellium (the “MEP Participants”), and Stichting Management Omega, a foundation under Dutch law. Certain of our executive officers each participated in the MEP. The decision was made to wind-up the MEP, which is expected to be finalized in the course of 2016. In connection with the wind-up of the MEP, the respective shares held through the MEP by Management KG were distributed to the MEP Participants in the amount of their corresponding investments and awards under the program. In connection with the wind-up of the MEP as of November 10, 2015, the Class A ordinary shares were transferred to the MEP Participants in accordance with their respective share allocations under the MEP. Except in certain cases where an applicable exception applied, such shares were subject to transfer restrictions at the time of issuance. See “Item 6. Directors, Senior Management and Employees—Share Ownership” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus for additional information.

Certain MEP Participants are selling shareholders under this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the individuals listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling shareholders for whom we are registering shares for resale or transfer to the public, the number of shares beneficially owned by them prior to this offering, the number of shares that the selling shareholders may offer pursuant to this prospectus and the number of shares and percentage of outstanding shares of common stock to be beneficially owned by them after this offering. The table is based on information provided to us by the selling shareholders. The calculations in columns titled “Number of Class A Ordinary Shares Owned After the Offering” and “Percentage of Class A Ordinary Shares Owned After the Offering” assume that each selling shareholder will sell or transfer all of the shares offered by this prospectus and will not acquire any additional shares of our ordinary shares during the offering. There is no obligation, and no assurance, that any selling shareholders will sell or transfer any or all shares.

The percentage of the Class A Ordinary Shares owned after the offering by each selling shareholder was calculated based on 105,476,899 shares of our ordinary shares outstanding as of June 30, 2016.

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to the Offering	Number of Class A Ordinary Shares Offered in the Offering	Number of Class A Ordinary Shares Owned After the Offering**	Percentage of Class A Ordinary Shares Owned After the Offering**
Pierre Vareille	1,475,000	972,080	502,920	*	%
Didier Fontaine	161,942	131,985	29,957	*	%
Jeremy Leach	122,002	105,200	16,802	*	%
Yves Merel	86,772	76,767	10,005	*	%
Simon Laddychuk	80,826	67,375	13,451	*	%
Peter Basten	164,423	131,053	33,370	*	%
Paul Warton	239,408	221,212	18,196	*	%
Marc Boone	182,877	131,038	51,839	*	%

*	Less than 1%.
**	The calculations in this column assume that each selling shareholder will sell or transfer all of his resale shares offered by this prospectus. There is no obligation, and no assurance, that any selling shareholders will sell or transfer any or all shares.

DESCRIPTION OF CAPITAL STOCK

This section of the prospectus includes a description of the material terms of our Amended and Restated Articles of Association as of the date of this prospectus and of specific provisions of the Book 2 of the Dutch Civil Code (Boek 2 van het Nederlands Burgerlijk Wetboek), which governs the rights of holders of our Class A ordinary shares, which we refer to as the “Dutch Civil Code.” The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of our Amended and Restated Articles of Association, which will be attached as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the full text of that exhibit.

Outstanding Capital Stock

Pursuant to our Amended and Restated Articles of Association, our authorized share capital amounts to €8,000,000 consisting of 400,000,000 Class A ordinary shares, each with a nominal value of €0.02.

As of June 30, 2016, the Company’s issued and paid-up share capital amounted to €2,110,473.46 consisting of 105,523,673 Class A ordinary shares, each with a nominal value of €0.02.

Each of the Class A ordinary shares has one vote.

Our Amended and Restated Articles of Association and Dutch law provide that so long as shares are held by the Company, they will have no voting rights and no right to profits.

Pursuant to our Amended and Restated Articles of Association, upon liquidation of Constellium, the balance remaining after payment of the debts of the dissolved Company shall be transferred to the holders of Class A ordinary shares in proportion to the aggregate nominal value of the Class A ordinary shares held by each shareholder.

A shareholder, by reason only of its holdings in Constellium, will not become personally liable for legal acts (rechtshandelingen) performed in the name of Constellium and will not be obliged to contribute to losses of Constellium in excess of the amount which must be paid up on the shares issued to it.

Form of Shares

Pursuant to our Amended and Restated Articles of Association, our Class A ordinary shares are available in the form of an entry in the share register without issuance of a share certificate. All of our Class A ordinary shares are registered in a register maintained by us and on our behalf by our transfer agent. Our Class A ordinary shares are freely transferable except as otherwise restricted under U.S. or other applicable securities laws.

Issuance of Ordinary Shares

We may issue Class A ordinary shares subject to the maximum amounts prescribed by our authorized share capital contained in our Amended and Restated Articles of Association. Our board of directors has the power to issue Class A ordinary shares if and to the extent that the general meeting of shareholders has delegated such authority to the board of directors. A delegation of authority to the board of directors to issue Class A ordinary shares remains effective for the period specified by the general meeting of shareholders and may be up to five years from the date of delegation. The general meeting of shareholders may renew this delegation annually. Without this delegation, only our shareholders acting at a general meeting of shareholders have the power to authorize the issuance of Class A ordinary shares. On May 22, 2013, the general meeting of shareholders adopted a resolution pursuant to which our board of directors is authorized to issue Class A ordinary shares for a period of five years from May 22, 2013 up to a maximum of the amount of shares included in the authorized share capital as it will read from time to time.

Any increase in the number of authorized shares would require the approval of an amendment to our Amended and Restated Articles of Association in order to effectuate such increase. To be effective, any such amendment would need to be proposed by the board of directors and adopted by the shareholders at a general meeting by a majority vote.

Preemptive Rights

Each holder of Class A ordinary shares has a preemptive right to subscribe for ordinary shares that we issue for cash, unless the general meeting of shareholders, or its delegate, limits or excludes this right. Furthermore, no preemptive rights exist with respect to Class A ordinary shares issued (i) for consideration other than cash, (ii) to our employees or the employees of our group of companies, or (iii) to a party exercising a previously obtained right to acquire shares.

The right of our shareholders to subscribe for shares pursuant to this preemptive right may be excluded or limited by the general meeting of shareholders. If the general meeting of shareholders delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or exclude the preemptive rights of shareholders. Such a delegation requires the approval of at least two-thirds of the votes cast by shareholders at a general meeting of shareholders where less than half of the issued share capital is represented or a majority of the votes cast at the general meeting of shareholders where more than half of the share capital is represented. Designations of authority to the board of directors may remain in effect for up to five years and may be renewed for additional periods of up to five years.

On May 22, 2013, the general meeting of shareholders adopted a resolution pursuant to which our board of directors is authorized to limit or exclude the preemptive rights of holders of ordinary shares for a period of five years from the date of such resolution.

Repurchases of Our Shares

We may acquire our shares, subject to applicable provisions of Dutch law and our Amended and Restated Articles of Association, to the extent that:

•	our shareholders’ equity, less the amount to be paid for the shares to be acquired, exceeds the sum of (i) our share capital account plus (ii) any reserves required to be maintained by Dutch law or our Amended and Restated Articles of Association; and

•	after the acquisition of shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Our board of directors may repurchase shares only if our shareholders have authorized the board of directors to do so.

On June 15, 2016 the general meeting of shareholders adopted a resolution pursuant to which our Board is authorized for 18 months, until December 15, 2017, to repurchase shares in the capital of the Company by agreement, including private transactions and transactions effected through a stock exchange for a maximum of 10% of the issued share capital at a share price of:

i) at least the nominal value; and

ii) at a maximum equal to the greater of 110% of the market price of the shares on the NYSE and 110% of the market price of the shares on Euronext Paris with the market price deemed to be the average of: the closing price on each of the five consecutive days of trading preceding the three trading days prior to the date of repurchase.

As of June 30, 2016, the Company held 28,450 Class A ordinary shares in its own capital.

Capital Reductions; Cancellation

Upon a proposal of the board of directors, at a general meeting, our shareholders may vote to reduce our issued share capital by (i) cancelling shares or (ii) by reducing the nominal value of the shares by amendment to our Amended and Restated Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares can only relate to shares held in treasury by the company. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting of shareholders if at least half the issued capital is represented at the meeting or at least two-thirds of the votes cast at the general meeting of shareholders if less than half of the issued capital is represented at the general meeting of shareholders.

A reduction in the number of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on all shares. A resolution to reduce capital requires notice to our creditors, who have a right to object to a reduction in capital under specified circumstances.

General Meetings of Shareholders

Each shareholder has a right to attend general meetings, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our Amended and Restated Articles of Association. We must hold at least one general meeting of shareholders each year. This meeting must be convened at one of four specified locations in the Netherlands (Amsterdam, Rotterdam, the Hague and Haarlemmermeer (Schiphol)) within six months after the end of our fiscal year. Our board of directors may convene additional general meetings of shareholders as often as they deem necessary. Pursuant to Dutch law, one or more shareholders representing at least 10 percent of our issued share capital may request the Dutch courts to order that a general meeting of shareholders be held if our board of directors has not met the request of such shareholders to convene a general meeting of shareholders. Dutch law does not restrict the rights of holders of Class A ordinary shares who do not reside in the Netherlands from holding or voting their shares.

We will give notice of each meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with applicable stock exchange and SEC requirements. We will give notice at least 42 calendar days prior to a general meeting of shareholders and we are required to publish the following information on our website, and leave such information available on our website for a period of at least one year: (i) the notice convening the general meeting of shareholders, including the place and time of the meeting, the agenda for the meeting and the right to attend the meeting, (ii) any documents to be submitted to the general meeting of shareholders, (iii) any proposals with respect to resolutions to be adopted by the general meeting of shareholders or, if no proposal will be submitted to the general meeting of shareholders, an explanation by the board with respect to the items on the agenda, (iv) to the extent applicable, any draft resolutions with respect to items on the agenda proposed by a shareholder, (v) to the extent applicable, a format proxy statement and a form to exercise voting rights in writing and (vi) the total number of outstanding shares and voting rights in our capital on the date of the notice convening the general meeting of shareholders.

Pursuant to Dutch law, shareholders representing at least 3% of the issued share capital have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request is received by us no later than 60 days before the day the relevant shareholder meeting is held and such request is not contrary to a significant interest of ours. Our board of directors may decide that shareholders are entitled to participate in, to address and to vote in the general meeting of shareholders by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations. Our board of directors may adopt a resolution containing conditions for the use of electronic means of communication in writing. If our board of directors has adopted such regulations, they will be disclosed with the notice of the meeting as provided to shareholders.

The board shall determine a record date (registratiedatum) of 28 calendar days prior to a general meeting of shareholders to establish which shareholders are entitled to attend and vote in the general meeting of shareholders. If and to the extent that the total number of outstanding shares and voting rights in our capital are changed on the record date, we have to publish on our website on the first business day following the record date such total number of outstanding shares and voting rights on the record date.

At least within 15 calendar days after the general meeting of shareholders we are required to publish the established voting results for each resolution on our website.

Voting Rights

Each share is entitled to one vote. Voting rights may be exercised by registered shareholders or by a duly appointed proxy of a registered shareholder, which proxy need not be a shareholder. Our Amended and Restated Articles of Association do not limit the number of registered shares that may be voted by a single shareholder. Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to a vote at general meetings of shareholders. Resolutions of the general meeting of shareholders are adopted by a simple majority of votes cast, except where Dutch law or our Amended and Restated Articles of Association provide for a special majority. No shareholder has the right of cumulative voting under Dutch law or our Amended and Restated Articles of Association.

Our Amended and Restated Articles of Association and Dutch law provide that decisions of our board of directors involving a significant change in our identity or character are subject to the approval of the general meeting of shareholders. Such changes include:

•	the transfer of all or substantially all of our business to a third party;

•	the entry into or termination of a longstanding joint venture by us or by any of our subsidiaries with another legal entity or company, or of our position as a fully liable partner in a limited partnership or a general partnership if the joint venture is of a major significance to us; or

•	the acquisition or disposal, by us or any of our subsidiaries, of a participating interest in the capital of a company valued at one-third or more of our assets according to our most recently adopted consolidated annual balance sheet with explanatory notes thereto.

Matters requiring a majority of at least two-thirds of the votes cast, which majority votes also represent more than 50% of our issued share capital include, among others:

•	a resolution to cancel a binding nomination for the appointment of members of the board of directors;

•	a resolution to appoint members of the board of directors, if the board of directors fails to exercise its right to submit a binding nomination, or if the binding nomination is set aside; and

•	a resolution to dismiss or suspend members of the board of directors other than pursuant to a proposal by the board of directors.

Matters requiring a majority of at least two-thirds of the votes cast, if less than 50% of our issued share capital is represented include, among others:

•	a resolution of the general meeting of shareholders regarding restricting and excluding preemptive rights, or decisions to designate the board of directors as the body authorized to exclude or restrict pre-emptive rights; and

•	a resolution of the general meeting of shareholders to reduce our outstanding share capital.

Anti-takeover Provisions

Under Dutch law, protective measures against takeovers are possible and permissible, within the boundaries set by Dutch law and Dutch case law. See “Risk Factors—Provisions of our organizational documents and applicable law may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their Class A ordinary shares or to make changes in our board of directors.”

Adoption of Annual Accounts and Discharge of Management Liability

We are required to publish our annual accounts within four-months after the end of each financial year and our half-yearly figures within two-months after the end of the first six months of each financial year. Within five calendar days after adoption of our annual accounts, we are required to submit our adopted annual accounts to the Netherlands Authority for the Financial Markets, or AFM.

The annual accounts must be accompanied by an auditor’s certificate, an annual report and certain other mandatory information and must be made available for inspection by our shareholders at our offices within the same period. Under Dutch law, our shareholders must approve the appointment and removal of our independent auditors, as referred to in Article 2:393 Dutch Civil Code, to audit the annual accounts. The annual accounts are adopted by our shareholders at the general meeting of shareholders and will be prepared in accordance with Part 9 of Book 2 of the Netherlands Civil Code.

The adoption of the annual accounts by our shareholders does not release the members of our board of directors from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution.

Our financial reporting will be subject to the supervision of the AFM. The AFM will review the content of the financial reports and has the authority to approach us with requests for information in case on the basis of publicly available information it has reasonable doubts as to the integrity of our financial reporting.

Management Indemnification

Our Amended and Restated Articles of Association provide that we will indemnify our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to our best interests. In addition, we enter into indemnification agreements with our directors and officers.

Dividends

Our Amended and Restated Articles of Association provide that dividends may only be paid out of profit as shown in the adopted annual accounts. We will have the ability to make distributions to shareholders and other persons entitled to distributable profits only to the extent that our equity exceeds the sum of the paid and called-up portion of the ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch law or our Amended and Restated Articles of Association. The profits must first be used to set up and maintain reserves required by law and must then be set off against certain financial losses. Interim dividends may be declared by our board of directors as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as described herein before as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the Company may reclaim the paid interim dividends as unduly paid. Further, our board of directors may resolve to make a distribution at the expense of any reserve of the Company. Distributions in cash that have not been collected within five years and one day after they have become due and payable will revert to us. We may not make any distribution of profits on shares that we hold. Our board of directors will determine whether and how much of the remaining profit they will reserve and the manner and date of such distribution and will notify shareholders thereof.

All calculations to determine the amounts available for dividends will be based on our annual accounts, which may be different from our consolidated financial statements, such as those included in this prospectus. Our statutory accounts have to date been prepared and will continue to be prepared under EU IFRS and are deposited with the trade register of the Chamber of Commerce in the Netherlands.

Liquidation Rights and Dissolution

Under our Amended and Restated Articles of Association, we may be dissolved by a resolution of the general meeting of shareholders, subject to a proposal by the board of directors.

In the event of a dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses are to be distributed to shareholders in proportion to the aggregate nominal amount of shares held by each shareholder. All distributions referred to in this paragraph will be made in accordance with the relevant provisions of the laws of the Netherlands.

Limitations on Non-residents and Exchange Controls

There are no limits under the laws of the Netherlands or in our Amended and Restated Articles of Association on non-residents of the Netherlands holding or voting our ordinary shares. Currently, there are no exchange controls under the laws of the Netherlands on the conduct of our operations or affecting the remittance of dividends.

Netherlands Squeeze-Out Proceedings

Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for its own account holds at least 95% of our issued capital may institute proceedings against our other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber of the Amsterdam Court of Appeal becomes irrevocable, the person acquiring the shares will give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to him, he will also publish the same in a newspaper with a national circulation.

Registrar and Transfer Agent

A register of holders of the ordinary shares is maintained by us at our offices in the Netherlands, and a branch register is maintained in the United States by Computershare Trust Company, N.A., which is serving as branch registrar and transfer agent.

Dutch Corporate Governance Code

Since we are a public company and listed our ordinary shares on Euronext Paris, a regulated market, we are subjected to comply with the Dutch Corporate Governance Code (the “Dutch Code”). The Dutch Code, as amended, became effective on January 1, 2009, and applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere.

The Dutch Code is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual report filed in the Netherlands whether or not they are complying with the various rules of the Dutch Code that are addressed to the board of directors or, if any, the supervisory board of the company and, if they do not apply those provisions, to give the reasons for such non-application. The Dutch Code contains principles and best practice provisions for managing boards, supervisory boards, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards.

We acknowledge the importance of good corporate governance. The Board agrees with the general approach and with the majority of the provisions of the Dutch Code. However, considering our interests and the interest of our stakeholders, at this stage, there are a limited number of best practice provisions we do not apply either because such provisions conflict with or are inconsistent with the corporate governance rules of the NYSE and U.S. securities laws that apply to us, or because such provisions do not reflect best practices of global companies listed on the NYSE.

The best practice provisions we do not apply include the following:

An executive board member may not be a member of the supervisory board (or be a non-executive board member) of more than two Dutch listed companies. Nor may an executive board member be the chairman of the supervisory board (or a board) of a listed company. Membership of the supervisory board (or non-executive board positions) of other companies within the group to which the Company belongs does not count for this purpose. The acceptance by an executive board member of membership of the supervisory board or acceptance of a position as non-executive member of the board of a listed company requires the approval of the non-executive board members. Other important positions held by an executive board member shall be notified to the board (best practice provision II.1.8).

The Board intends to adopt a policy with respect to the number of additional board memberships that a Director will have. We will comply with applicable NYSE and SEC rules and the relevant provisions of Dutch law.

Remuneration (Principles II.2, III.7 and associated best practice provisions).

We believe that our remuneration policy helps to focus Directors, officers and other employees and consultants on business performance that creates shareholder value, to encourage innovative approaches to the business of the Company and to encourage ownership of our Shares by Directors, officers and other employees and consultants. Aspects of our remuneration policy may deviate from the Dutch Code to comply with applicable NYSE and SEC rules.

Conflicts of interest and related party transactions (Principles II.3, III.6 and associated best practice provisions).

We have a policy on conflicts of interests and related party transactions. The policy provides that the determination of whether a conflict of interests exists will be made in accordance with Dutch law and on a case-by-case basis. We believe that it is not in the interest of the Company to provide for deemed conflicts of interests.

Independence (Principle III.2 and associated best practice provisions).

We may need to deviate from the Dutch Code’s independence definition for Directors either because such provisions conflict with or are inconsistent with the corporate governance rules of the NYSE and U.S. securities laws that apply to us, or because such provisions do not reflect best practices of global companies listed on the NYSE.

The chairman of the board may not also be or have been an executive board member (best practice provisions III.4.2 and III.8.1).

Mr. Evans has served as our Chairman since December 2012. Mr. Evans also served as our interim chief executive officer from December 2011 until the appointment of our former CEO Mr. Pierre Vareille in March 2012. We believe the deviation from the Dutch Code is justified considering the short interim period during which Mr. Evans acted as Executive Director.

The vice-chairman of the board shall deputize for the chairman when the occasion arises. By way of addition to best practice provision III.1.7, the vice-chairman shall act as contact for individual board members concerning the functioning of the chairman of the board (best practice provision III.4.4).

We intend to comply with certain corporate governance requirements of the NYSE in lieu of the Dutch Code. Under the corporate governance requirements of the NYSE, we are not required to appoint a Vice-Chairman. If the chairman of our Board is absent, the Directors that are present will elect a Non-Executive Director to chair the meeting.

The terms of reference of the board shall contain rules on dealing with conflicts of interest and potential conflicts of interest between board members and the external auditor on the one hand and the company on the other. The terms of reference shall also stipulate which transactions require the approval of the non-executive board members. The company shall draw up regulations governing ownership of and transactions in securities by board members, other than securities issued by their “own” company (best practice provision III.6.5).

We believe that Directors should not be further limited by internal regulations in addition to the rules and restrictions under applicable securities laws.

The majority of the members of the board of directors shall be non-executive directors and are independent within the meaning of best practice provision III.2.2 (best practice provision III.8.4).

Seven Non-Executive Directors of our Board are independent. It is our view that given the nature of our business and the practice in our industry and considering our shareholder structure, it is justified that only seven Non-Executive Directors are independent. We may need to deviate from the Dutch Code’s independence definition for Directors either because such provisions conflict with or are inconsistent with the corporate governance rules of the NYSE and U.S. securities laws that apply to us, or because such provisions do not reflect best practices of global companies listed on the NYSE. We may need to further deviate from the Dutch Code’s independence definition for Directors when looking for the most suitable candidates. For example, a current Director or future Director candidate may have particular knowledge of, or experience in, the downstream aluminium rolled and extruded products and related businesses, but may not meet the definition of independence in the Dutch Code. As such background is very important to the efficacy of our Board in managing a highly technical business, and because our industry has relatively few participants, our Board may decide to nominate candidates for appointment who do not fully comply with the criteria as listed under best practice provision III.2.2 of the Dutch Code.

The company shall formulate an “outline policy on bilateral contacts,” as described in the Dutch Code, with the shareholders and publish this policy on its website (best practice provision IV.3.13).

We will not formulate an “outline policy on bilateral contacts” with the shareholders. We will comply with applicable NYSE and SEC rules and the relevant provisions of applicable law with respect to contacts with our shareholders. We believe that all contacts with our shareholders should be assessed on a case-by-case basis.

A person may be appointed as non-executive member of the board for a maximum of three 4-year terms (best practice provisions III.3.5).

On June 15, 2016 Mr. Brandjes, Mr. Guillemot, Mr. Ormerod, Ms. Walker and Ms. Brooks were each (re-)appointed as Non-Executive Directors for a period of one year.

Mr. Hartman was re-appointed as Non-Executive Director for a period of two years and Mr. Evans was re-appointed as Non-Executive Director for a period of three years.

This deviation gives the shareholders the possibility to already vote on a possible re-appointment after one, two or three years, respectively, instead of four years.

Pursuant to best practice provision III.3.6, the non-executive board members shall draw up a retirement schedule in order to avoid, as far as possible, a situation in which many non-executive board members retire at the same time. The retirement schedule shall be made generally available and shall be posted on the company’s website.

As (most of) our Non-Executive Directors are (re-)appointed for one year there is no retirement schedule.

Pursuant to best practice provision IV.1.1, a general meeting of shareholders is empowered to cancel binding nominations of candidates for the board, and to dismiss members of the board by a simple majority of votes of those in attendance, although the company may require a quorum of at least one-third of the voting rights outstanding. If such quorum is not represented, but a majority of those in attendance vote in favor of the proposal, a second meeting may be convened in the future and its vote will be binding, even without a one-third quorum.

Our Articles of Association currently provide that the General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital. Although this constitutes a deviation from provision IV.1.1 of the Dutch Code, we hold the view that these provisions will enhance the continuity of our management and policies.

Best practice provision IV.3.1 recommends that we should enable the shareholders to follow in real time all meetings with analysts, investors and press conferences.

We believe that enabling shareholders to follow in real time all the meetings with analysts, presentations to analysts, presentations to investors as referred to in best practice provision IV.3.1 of the Dutch Code would create an excessive burden on our resources. We will ensure that analyst presentations are posted on our website after meetings with analysts.

Obligations of Shareholders to Make a Public Offer

The European Directive on Takeover Bids (2004/25/EC) has been implemented in Dutch legislation in the Dutch Financial Supervision Act. Pursuant to the Dutch Financial Supervision Act a shareholder who directly or indirectly has acquired 30% of the shares in the company or the voting rights attached to the shares has the obligation to launch a public offering for all shares in the company. The legislation also applies to persons acting in concert who jointly acquire 30% of the shares in the company or the voting rights attached to the shares.

Differences in Corporate Law

We are incorporated under the laws of the Netherlands. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of the Netherlands and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable Dutch law and our Amended and Restated Articles of Association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	The Netherlands
Duties of directors

The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. There is generally only one board of directors.

In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

In the Netherlands, a listed company typically has a two-tier board structure with a management board comprising the executive directors and a supervisory board comprising the non-executive directors. It is, however, also possible to have a single-tier board, comprising both executive directors and non-executive directors. We have a single-tier board.

Under Dutch law the board of directors is collectively responsible for the policy and day-to-day management of the company. The non-executive directors will be assigned the task of supervising the executive directors and providing them with advice. Each director has a duty towards the company to properly perform the duties assigned to him. Furthermore, each board member has a duty to act in the corporate interest of the company.

Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally dictate how such duty is to be applied. Any board resolution regarding a significant change in the identity or character of the company requires shareholders’ approval. The board of directors may decide in its sole discretion, within the confines of Dutch law and our Amended and Restated Articles of Association, to incur additional indebtedness subject to any contractual restrictions pursuant to our existing financing arrangements.

Our Amended and Restated Articles of Association do not impose any obligation on the members of the board of directors to hold shares in Constellium.

Director terms

The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class	In contrast to Delaware law, under Dutch law a director of a listed company is generally appointed for a maximum term of four years. There is no statutory limit to the number of terms a director may

Delaware	The Netherlands
expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.	serve. A director may be removed at any time, with or without cause, by the shareholders’ meeting. Our Amended and Restated Articles of Association do not include any provisions regarding the mandatory retirement age of a member of the board of directors.

Director vacancies

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.	Under Dutch law, new members of the board of directors of a company such as ours are appointed by the general meeting, rather than appointed by the board of directors as is typical for a Delaware corporation. Our Amended and Restated Articles of Association provide that such appointment occurs from a binding nomination by the board of directors, in which case the general meeting may override the binding nature of such nomination by a resolution of two-thirds of the votes cast, which votes also represent more than 50% of the issued share capital.

Conflict of interest transactions

Under the Delaware General Corporation Law, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction may be void or voidable, unless (1) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the board in good faith authorizes the contract or transaction by an affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (3) the transaction is fair to the company as of the time it is approved. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under Dutch law, a board member with a conflicting interest must abstain from participating in the decision-making process with respect to the relevant matter. If, however, it becomes apparent that such member was indeed involved in the decision-making process, then such decision may be nullified. Only if all board members have a conflicting interest with the company will the board nonetheless have the authority to decide on the matter.

Executive board members with a conflict of interest remain authorized to represent the company. However, the relevant executive board members may under certain circumstances be held personally liable for any damage suffered by the company as a consequence of the transaction.

Agreements entered into with third parties contrary to the new rules on decision-making in the case of a conflict of interest, may as a rule not be annulled.

Only under special circumstances will a company be able to annul an agreement or claim damages if a third party misuses a conflict of interest situation.

Under our Amended and Restated Articles of Association, a board member may not participate in internal discussions and decision-making on a subject or a transaction in relation to which he or she has a

Delaware	The Netherlands

direct or indirect personal conflict of interest with Constellium. In case all board members have a conflict of interest, the board and all of its conflicted board members will retain decision-making authority. Whether or not a potential conflict of interest exists must initially be assessed by that board member. Each board member will immediately disclose any (potential) conflict of interests to the chairman and the other members of the board. The board member with a possible conflict of interest must provide the chairman and the board all information relevant to assessing whether a conflict of interest exists. The non-executive board members will determine—without the potentially conflicted board member taking part in such discussions and decision—whether a disclosed (potential) conflict situation qualifies as a conflict of interest. If the non-executive board members determine that the potential conflict situation of such board member does not qualify as a conflict of interest, such board member will remain authorized to participate in the discussions and decision-making on the matter that gave rise to the potential conflict situation. If the non-executive board members determine that the potential conflict situation of a board member does qualify as a conflict of interest, such board member may not participate in the discussions and decision-making on the subject. If the conflicted board member is prevented from participating in the decision making as a result of a conflict of interest, our Amended and Restated Articles of Association provide that the conflicted board member may temporarily designate an entrusted independent individual (who does not as such have a conflict of interests) to replace him in the decision-making for the matter at hand.

Agreements entered into with third parties contrary to the rules on decision-making in the case of a conflict of interest, may as a rule not be annulled. Only under special circumstances will a company be able to annul an agreement or claim damages if a third party misuses a conflict of interest situation.

Proxy voting by directors

A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.	An absent director may issue a proxy for a specific board meeting but only in writing to another director.

Delaware	The Netherlands
Voting rights

Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. Cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum will consist of no less than 1/3 of the shares of such class or series or classes or series.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 days nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value. Certain exceptions may be provided in the Amended and Restated Articles of Association of a company (which is currently not the case in our Amended and Restated Articles of Association). All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or Dutch law prescribe otherwise. Dutch law does not provide for cumulative voting.

Shareholders as of the record date for a shareholders’ meeting are entitled to vote at that meeting, which date will be the 28th day before the meeting. There is no specific provision in Dutch law for adjournments.

Shareholder proposals

Delaware law does not provide shareholders an express right to put any proposal before a meeting of shareholders, but it provides that a corporation’s bylaws may provide that if the corporation solicits proxies with respect to the election of directors, it may be required to include in its proxy solicitation materials one or more individuals nominated by a shareholder. In keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations, provided that they comply with the notice provisions in the certificate of incorporation or bylaws.

Additionally, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value or 1% of the corporation’s securities entitled to vote for a continuous period of one year as of the date he submits a proposal, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Pursuant to our Amended and Restated Articles of Association, extraordinary shareholders’ meetings will be held as often as the board of directors deem such necessary. Pursuant to Dutch law and our Amended and Restated Articles of Association, one or more shareholders representing at least 10% of the issued share capital may request the Dutch Courts to order that a general meeting be held.

The agenda for a meeting of shareholders must contain such items as the board of directors or the person or persons convening the meeting decide. Pursuant to Dutch law, unlike under Delaware law, the agenda will also include such other items as one or more shareholders, representing at least 3% of the issued share capital may request of the board of directors in writing, at least 60 days before the date of the meeting.

Delaware	The Netherlands
Action by written consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of directors has been given the opportunity to give its advice on the resolution, and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity therefore renders the adoption of shareholder resolutions without holding a meeting not feasible. Our Amended and Restated Articles of Association do not provide for the adoption of shareholder resolutions without holding a meeting.

Shareholder suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.	Unlike under Delaware law, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Repurchase of shares

Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of	Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, repurchase its existing and outstanding shares or depositary receipts if

Delaware	The Netherlands
the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.	permitted under its articles of association. We may acquire our own shares either without paying any consideration, or, in the event any consideration must be paid, only if the following requirements are met: (a) the shareholders’ equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Dutch law and our Amended and Restated Articles of Association, (b) we and our subsidiaries would not thereafter hold or hold as a pledgee shares with an aggregate nominal value exceeding 50% of the nominal value of our issued share capital, (c) our Amended and Restated Articles of Association permit such acquisition, which currently is the case, and (d) the general meeting has authorized the board of directors to do so, which authorization has been granted for the maximum period allowed under Dutch law and our Amended and Restated Articles of Association, that period being 18 months.

Anti-takeover provisions

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock (or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years), within three years after the person becomes an interested shareholder, unless:

•      the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

•      after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also

Several provisions of our Amended and Restated Articles of Association and the laws of the Netherlands could make it difficult for our shareholders to change the composition of our board of directors, thereby preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger, consolidation or acquisition that shareholders may consider favorable. Provisions of our Amended and Restated Articles of Association impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These anti-takeover provisions could substantially impede the ability of our shareholders to benefit from a change in control and, as a result, may materially adversely affect the market price of our ordinary shares and your ability to realize any potential change of control premium.

Our general meeting of shareholders has empowered our board of directors to issue shares and restrict or exclude preemptive rights on those shares for a period of five years. Accordingly, an issue of new shares may make it more difficult for a shareholder to obtain control over our general meeting of shareholders.

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officers of interested shareholders and shares owned by specified employee benefit plans; or

•      after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of books and records

Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.	The board of directors provides all information desired by the shareholders’ meeting, but not to individual shareholders, unless a significant interest of the company dictates otherwise. Our shareholders’ register is available for inspection by the shareholders, although such does not apply to the part of our shareholders’ register that is kept in the United States pursuant to U.S. listing requirements.

Removal of directors

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Pursuant to our Amended and Restated Articles of Association, the general meeting has the authority to suspend or remove members of the board of directors at any time by adopting either: (a) a resolution, approved by an absolute majority of the votes cast at a meeting, if such suspension or removal is made pursuant to a proposal by the board of directors or (b) a resolution, approved by two-thirds of the votes cast at a meeting representing more than half of our issued capital, if such suspension or removal is not pursuant to a proposal by the board of directors.

An executive director can at all times be suspended by the board of directors.

Preemptive rights

Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible	Under Dutch law, in the event of an issuance of ordinary shares, each shareholder will have a pro rata preemptive right to the number of ordinary shares

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into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Pre-emptive rights in respect of newly issued ordinary shares may be limited or excluded by the general meeting or by the board of directors if designated thereto by the general meeting or by the articles of association for a period not exceeding five years.

Our Amended and Restated Articles of Association conform to Dutch law and authorize the general meeting or the board of directors, if so designated by a resolution of the general meeting or by amended articles of association, to limit or exclude pre-emptive rights for holders of our shares for a period not exceeding five years. In order for such a resolution to be adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders is required, if less than half of the issued share capital is present or represented or a majority of the votes cast at a general meeting where more than half of the share capital is represented. The authority to limit or exclude preemptive rights relating to issues of our shares was delegated to our board of directors for a period of five years.

Dividends

Under the Delaware General Corporation Law, a Delaware corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.	Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of issued and paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as described herein before as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the Company may reclaim the paid interim dividends as unduly paid. Under Dutch law, the articles of association may prescribe that the board of directors decide what

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portion of the profits are to be held as reserves. Pursuant to our Amended and Restated Articles of Association, our board of directors may reserve a portion of our annual profits. The portion of our annual profits that remains unreserved will be distributed to holders of our Class A ordinary shares in accordance with the provisions of our Amended and Restated Articles of Association. Our board of directors may resolve to make distributions out of our general share premium account or out of any other reserves available for distributions under Dutch law, not being a reserve that must be maintained under Dutch law or pursuant to our Amended and Restated Articles of Association, subject to the approval of the shareholders’ meeting. Dividends may be paid in the form of shares as well as in cash.

Shareholder vote on certain reorganizations

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed; however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of ordinary shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Under our Amended and Restated Articles of Association, the general meeting may resolve, upon a proposal of the board of directors, that we conclude a legal merger (juridische fusie) or a demerger (splitsing). In addition, the general meeting must approve resolutions of the board of directors concerning an important change in the identity or character of us or our business, in any event including:

•      the transfer of the enterprise or a substantial part thereof to a third party;

•      the entering into or ending of a long-lasting co-operation of the company or a subsidiary with a third party, if this co-operation or the ending thereof is of far-reaching significance for the company; and

•      the acquiring or disposing of an interest in the share capital of a company with a value of at least one-third of the company’s assets according to the most recent annual accounts, by the company or a subsidiary.

Under Dutch law, a shareholder who owns at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber (Ondernemingskamer), which may grant the claim for squeeze – out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

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Compensation of board of directors

Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law, as well as stock exchange requirements.

In contrast to Delaware law, under Dutch law the shareholders must adopt the compensation policy for the board of directors, which includes the outlines of the compensation of any members who serve on our board of directors.

Pursuant to our Amended and Restated Articles of Association, the general meeting will determine the remuneration of non-executive board members. The non-executive board members will determine the level and structure of the remuneration of the executive board members.

Market Abuse

The (i) EU Market Abuse Regulation no 596/2014, or MAR, (ii) the Dutch Financial Supervision Act (Wet op het financieel toezicht), or the FSA and (iii) the French monetary and financial code and the general regulation of the French Autorité des marchés financiers, implementing the EU Market Abuse Regulation no 596/2014 and the Market Abuse Directive 2014/57/EU, provide for specific rules that intend to prevent market abuse, such as the prohibitions on insider trading, divulging inside information and tipping, and market manipulation (the “EU Market Abuse Rules”). The relevant provisions of the French monetary and financial code and the general regulation of the French Autorité des marchés financiers are in the process of being amended to take into account the MAR. Although the relevant French rules have not been amended yet, the MAR is applicable in France as it has direct effect.

We are subject to the EU Market Abuse Rules and non-compliance with these rules may lead to criminal fines, administrative fines, imprisonment or other sanctions. The EU Market Abuse Rules on insider dealing and market manipulation may restrict our ability to buy back our shares. In certain circumstances, our investors can also be subject to the EU Market Abuse Rules.

Pursuant to the MAR, members of our board of directors and any other person who has (co)managerial responsibilities in respect of us or who has the authority to make decisions affecting our future developments and business prospects and who may have regular access to inside information relating, directly or indirectly, to us, must notify the AFM of all transactions with respect to the shares, or debt instruments, or derivatives or other financial instruments linked thereto, conducted for its own account.

In addition, certain persons closely associated with members of our board of directors or any of the other persons as described above and designated by the MAR, must also notify the AFM of any transactions conducted for their own account relating to the shares, or debt instruments, or derivatives or other financial instruments linked thereto. The MAR determines the following categories of persons: (i) the spouse or any partner considered by national law as equivalent to the spouse, (ii) dependent children, (iii) other relatives who have shared the same household for at least one year at the relevant transaction date and (iv) any legal person, trust or partnership whose managerial responsibilities are discharged by a person discharging managerial responsibilities or by a person referred to under (i), (ii) or (iii) above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

These notifications to the AFM must be made no later than on the third business day following the transaction date and by means of a standard form. The notification may be postponed until the moment that the value of the transactions performed for that person’s own account, reaches or exceeds an amount of €5,000 in the calendar year in question.

The AFM keeps a public register of all notifications under the MAR. Third parties can request to be notified automatically by e-mail of changes to the public register. Pursuant to the MAR, we will maintain a list of our insiders and adopt an internal code of conduct relating to the possession of and transactions by members of our board of directors and employees in the shares or debt instruments, or derivatives or other financial instruments linked thereto, which will be available on our website.

Obligations of Shareholders and Members of the Board to Disclose Holdings and other Notification Requirements

Shareholders may be subject to notification obligations under the Dutch Financial Supervision Act. The Dutch Financial Supervision Act came into force on January 1, 2007 and implements several provisions of Directive 2013/50/EU amending Directive 2004/109/EC on the harmonisation of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market, Directive 2003/71/EC on the prospectus to be published when securities are offered to the public or admitted to trading and Directive 2007/14/EC laying down detailed rules for the implementation of certain provision of Directive 2004/109/EC. The following description summarizes those obligations. Pursuant to chapter 5.3 of the FSA, any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest and/or voting rights in the Company must immediately give written notice to the AFM of such acquisition or disposal by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%. For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person, (ii) shares and/or voting rights held (or acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account, (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement, (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment and (v) shares and/or voting rights which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares and/or the attached voting rights.

Controlled entities (within the meaning of the FSA) do not themselves have notification obligations under the FSA as their direct and indirect interests are attributed to their (ultimate) parent. If a person who has a 3% or larger interest in the Company’s share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the FSA will become applicable to such former controlled entity.

Special rules apply to the attribution of shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of shares can also be subject to notification obligations, if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the shares and/or voting rights. We are required to notify the AFM promptly of any change of 1% or more in our issued and outstanding share capital or voting rights since the previous notification. The AFM must be notified of other changes in our issued and outstanding share capital or voting rights within eight days after the end of the quarter in which the change occurred. The AFM will publish all our notifications relating to our issued and outstanding share capital and voting rights in a public register. If a person’s capital interest and/or voting rights reach, exceed or fall below the above-mentioned thresholds as a result of a change in our issued and outstanding share capital or voting rights, such person is required to make a notification no later than on the fourth trading day after the AFM has published our notification as described above.

Furthermore, each member of the board must notify the AFM (a) within two weeks after the appointment as member of the board of the number of shares he/she holds and the number of votes he/she is entitled to cast in respect of the Company’s issued and outstanding share capital, and (b) subsequently of each change in the number of shares he/she holds and of each change in the number of votes he/she is entitled to cast in respect of the Company’s issued and outstanding share capital, immediately after the relevant change.

In addition, the Netherlands introduced on July 1, 2013 an obligation for anyone to notify gross short positions in the capital of a Dutch public company (naamloze vennootschap) whose shares are admitted to trading on a regulated market, or a legal entity for whom the Netherlands is the host member state within the meaning of the EU Transparency Directive and whose shares are only admitted to trading on a regulated market in the Netherlands, or a legal entity incorporated under the laws of a state that is not a EU Member State whose shares are admitted to trading on a regulated market in the Netherlands. The thresholds applicable to the notification of long positions apply equally to the notification of short positions (these thresholds are: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%).

An obligation to disclose short positions is set out not only in Netherlands law but also in the EU Regulation on Short Selling (236/2012). This Regulation has direct effect in the European Union (EU). The disclosure rules under the Regulation differ from those under the Netherlands national law. Firstly, the Regulation relates to net short positions (as opposed to gross short positions). Secondly, different thresholds apply. The disclosure obligations will not apply if it is established that the principal trading venue is not in the EU, but in a third country. Under the Regulation, the obligation to disclose net short positions in companies whose shares have been admitted to trading on a regulated market or multilateral trading facility in the EU is as follows: net short positions as from 0.2% of the issued share capital of the relevant company and each 0.1% above must be notified to the competent regulatory authority in the relevant EU Member State. Such notifications remain confidential; notifications as from 0.5% of the issued share capital of the relevant company and each 0.1% above are included in the register of the competent regulatory authority in the relevant EU Member State and are therefore public.

The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes any notification received.

Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance, and publish its decision to impose such administrative penalty. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by the Company, and/or by one or more shareholders who alone or together with others represent at least 3% of the issued and outstanding share capital of the Company or are able to exercise at least 3% of the voting rights and/or one or more shareholders with special statutory voting rights. The measures that the civil court may impose include:

•	an order requiring the person with a duty to disclose to make the appropriate disclosure;

•	suspension of the right to exercise the voting rights by the person with a duty to disclose for a period of up to three years as determined by the court;

•	voiding a resolution adopted by the general meeting of shareholders, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the general meeting of shareholders until the court makes a decision about such voiding; and

•	an order to the person with a duty to disclose to refrain, during a period of up to five years as determined by the court, from acquiring shares and/or voting rights in the Company.

Shareholders are advised to consult with their own legal advisers to determine whether the disclosure obligations apply to them.

Transparency Directive

The Company is a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands. The Netherlands is the home member state of the Company for the purposes of Directive 2004/109/EC (as amended by Directive 2013/50/EU, the “Transparency Directive”) as a consequence of which the Company is subject to certain on-going transparency and disclosure obligations under the FSA and the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving).

Dutch Financial Reporting Supervision Act

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”) applies to financial years starting from January 1, 2006. On the basis of the FRSA, the AFM supervises the application of financial reporting standards by, among others, companies whose corporate seat is in the Netherlands and whose securities are listed on a regulated Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards and (ii) recommend us to make available further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Class A ordinary shares or interests in Class A ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, if required, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from the selling shareholders or the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and, if required, prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in any sale of the securities, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in a prospectus supplement the name of the dealer and the terms of the transactions.

The selling shareholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us and the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, a prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that the selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, the selling shareholders will do so pursuant to the terms of a distribution agreement among us, the selling shareholders and the underwriters or agents. If the selling shareholders engage in at-the-market sales pursuant to a distribution agreement, the selling shareholders will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, the selling shareholders may sell ordinary shares on a daily basis in exchange transactions or otherwise as the selling shareholders agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short-sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in a prospectus supplement (or a post-effective amendment), if required.

The selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell or transfer the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

We cannot advise you as to whether the selling shareholders will, in fact, sell or transfer any or all of such shares, and the selling shareholders are not obligated to do so pursuant to this registration statement and may retain their Class A ordinary shares.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of the securities registered under this registration statement. All amounts other than the SEC registration fee and FINRA filing fee are estimates.

Expenses	Amount
U.S. Securities and Exchange Commission registration fee		$1,350.18
FINRA filing fee	$	*
Printing and engraving expenses	$	*
Legal and accounting fees and expenses		$113,000.00
Blue sky fees and expenses	$	*
Transfer agent fees and expenses	$	*
Selling shareholder expenses	$	*
Miscellaneous costs	$	*

Total		$114,350.18

*	If required, to be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, certain legal matters in connection with the offerings pursuant to this prospectus relating to U.S. law will be passed upon for us and the selling shareholders by Wachtell, Lipton, Rosen & Katz, New York, New York. The validity of the ordinary shares offered by this prospectus and other legal matters concerning offerings pursuant to this prospectus relating to Dutch law will be passed upon for us and the selling shareholders by Stibbe N.V., Amsterdam, the Netherlands.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENTS OF JUDGMENTS

The ability of our shareholders in certain countries other than the Netherlands to bring an action against us may be limited under applicable law. In connection with the initial public offering we converted from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands. Most of our executive officers and members of our board of directors, and a substantial number of our employees, are citizens or residents of countries other than the United States. All or a substantial portion of the assets of such persons and a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or upon us, or to enforce judgments obtained in U.S. courts, including judgments predicated upon civil liabilities under the securities laws of the United States or any state or territory within the United States. In addition, there is substantial doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal securities laws of the United States or judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, under current practice, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if (i) that judgment resulted from legal proceedings compatible with Dutch notions of due process, (ii) that judgment does not contravene public policy of the Netherlands, (iii) the jurisdiction of the United States federal or state court has been based on internationally accepted principles of private international law and (iv) the judgement is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. We believe that U.S. investors may originate actions in a Dutch court. There is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in the Netherlands, filed with and made public by any stock exchange or distributed by us to our shareholders.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F or any future reports on Form 6-K that we may file that indicate that they are incorporated by reference into this registration statement under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2015;

•	the description of our ordinary shares found in Form 8-A, as filed with the SEC on May 17, 2013 (Commission File No. 001-35931), under the heading “Description of Securities to be Registered” including any subsequent amendment or any report filed for the purpose of updating such description; and

•	our reports on form 6-K and, unless otherwise noted herein or therein, the exhibits thereto, furnished to the SEC on April 29, 2016, May 12, 2016 (excluding Exhibit 99.2), August 2, 2016 (excluding Exhibit 99.2), August 8, 2016 and September 1, 2016.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of this registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents. We will provide you without charge, upon your written or oral request to Paul Blalock, Investor Relations North America, by phone at (212) 675-5450 or e-mail at investor-relations@constellium.com, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents, which are not specifically incorporated by reference into such documents.